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 TRICORD ANNOUNCES EXECUTION OF ASSET PURCHASE AGREEMENT FOR THE SALE OF ASSETS


MINNEAPOLIS - (Business Wire) - November 1, 2002 - Tricord Systems, Inc. (Nasdaq: TRCD) today announced the execution of a definitive Purchase Agreement to sell substantially all of its assets.

The pending transaction includes the sale of Tricord's technology, consisting of the Lunar Flare technology, Illumina clustering software and other related assets. Tricord has been operating under Chapter 11 of the Federal Bankruptcy Code and the Purchase Agreement is subject to Bankruptcy Court approval.

Tricord Systems, Inc. designs, develops and markets clustered server appliances and software for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina (TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is designed for applications including general file serving, virtual workplace solutions, digital imaging and security. Tricord is based in Minneapolis, Minnesota. For more information, visit www.tricord.com.

"Safe-harbor" statement under Private Securities Act of 1995: The statements in this press release that are not historical facts, including the Company's statement of its expectations regarding the lawsuit filed against it by RGC International Investors, the merits of such lawsuit, and the prospects for success in bankruptcy, are forward-looking statements within the meaning of Sections 28 A of Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those predicted. Among the factors that could cause such results to differ materially are: the impact of any settlement discussions that the Company may engage in with RGC, future findings and rulings by the Delaware Chancery Court and the United States Bankruptcy Court, the development of discovery by either RGC or the Company of facts material to the litigation, and the likelihood of finding any additional investors or buyers for the Company. The Company undertakes no obligation to update any forward-looking information.

CONTACT:          Tricord Systems, Inc., Minneapolis
                  Investor Relations, 763-551-6402